Exhibit 23.2

CONSENT OF QUALIFIED PERSON

I, Mr. Terrance N. Lackey, Mining Director at U.S. Silica Holdings, Inc., in connection with the annual report on Form 10-K for the fiscal year ended December 31, 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), consent to:

☐

the filing and use of the technical report summaries titled “Technical Report Summary, Ottawa Mine, LaSalle County, Illinois,” “Technical Report Summary, Colado Site, Pershing County, Nevada” and “Technical Report Summary, Lamesa Site, Lamesa, Dawson County, Texas,” (collectively the “Technical Reports”), with an effective date of December 31, 2021, amended as of September 30, 2022, as a exhibits to and referenced in the Form 10-K;

☐

the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K and the Technical Reports; and

☐

the information derived, summarized, quoted or referenced from the Technical Reports, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K.

I was responsible for authoring, and this consent pertains to, the following Sections of the Technical Reports:

1.0	Executive Summary
16.0	Market Studies and Contracts
18.0	Capital and Operating Costs
19.0	Economic Analysis

I also consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-265119, 333-256389, 333-238198, 333-204062, 333-179480) and Form S-3ASR (No.333-258323) of U.S. Silica Holdings, Inc. of the above items as included in the Form 10-K.

/s/ Terrance N. Lackey
Terrance N. Lackey
BSc. Eng, MSc. Eng
Mining Director
U.S. Silica Holdings, Inc.

SME Member # 04312151

Dated this October 21, 2022